Exhibit 5.1

May 31, 2024	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to Getaround, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of up to 16,791,642 shares (collectively, the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “common stock”), comprising (i) the shares of common stock that may be issued upon the exercise of 5,174,975 outstanding warrants (the “Public Warrants”) that were issued under the Warrant Agreement, dated March 4, 2021, by and between the Company and Continental Stock Transfer & Trust Company (including the form of warrant certificate included therein, the “Public Warrant Agreement”), in connection with the Company’s initial public offering; (ii) the shares of common stock that may be issued upon the exercise of 4,616,667 outstanding warrants (the “Private Placement Warrants”) that were issued under the Public Warrant Agreement pursuant to subscription agreements dated as of March 4, 2021; and (iii) the shares of common stock that may be issued upon the exercise of 7,000,000 outstanding warrants (the “Convertible Notes Warrants” and, collectively with the Public Warrants and the Private Placement Warrants, the “Warrants”) that were issued under the Warrant Agreement, dated May 4, 2023, by and between the Company and Continental Stock Transfer & Trust Company (including the form of warrant certificate included therein, the “Convertible Notes Warrant Agreement” and, together with the Public Warrant Agreement, the “Warrant Agreements”), pursuant to the Convertible Note Subscription Agreement, dated May 11, 2022 (as amended, the “Convertible Notes Subscription Agreement”), by and among the Company and Mudrick Capital Management L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates; (b) the resale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to 127,505,604 shares of common stock (collectively, the “Secondary Shares”), comprising (i) 51,318,409 shares of outstanding common stock (collectively, the “Issued Shares”), including: (1) 6,468,750 shares of common stock (the “Founder Shares”) that were converted in connection with the Business Combination (as defined below) on a one-to-one basis from the Company’s then-authorized Class B common stock originally issued pursuant to a subscription agreement, dated January 13, 2021 (the “Founder Shares Subscription Agreement”); (2) 200,000 shares of common stock (the “Representative Shares”) issued pursuant to a subscription agreement, dated as of February 28, 2021 (the “Representative Shares Subscription Agreement”); (3) 2,000,000 shares of common stock issued in respect of the Founder Shares and the Representative Shares pursuant to and in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated May 11, 2022 (as amended, the “Merger Agreement”), by and among the Company, Getaround, Inc., a Delaware corporation (“Legacy Getaround”), and the other parties thereto (such transactions, collectively, the

Getaround, Inc.

May 31, 2024

“Business Combination”); (4) 39,229,579 shares of common stock issued in connection with the consummation of the Business Combination as closing merger consideration pursuant to the terms of the Merger Agreement; (5) 2,530,958 shares of common stock issued upon the conversion of certain Legacy Getaround subordinated convertible promissory notes (the “2022 Bridge Notes”) in accordance with the terms thereof at the time of the consummation of the Business Combination; (6) 266,156 shares of common stock issued at the time of the consummation of the Business Combination pursuant to the Convertible Notes Subscription Agreement; (7) 536,666 shares of common stock issued pursuant to an amendment to letter agreement and certain additional agreements, dated as of January 17, 2023 (the “iHeart Agreement”), by and among the Company, Getaround Operations LLC, iHeartMedia + Entertainment, Inc. and Broader Media Holdings, LLC; and (8) 86,300 shares of common stock issued to certain former holders of 2022 Bridge Notes pursuant to certain settlement agreements and releases entered into with the Company (collectively, the “2022 Bridge Note Settlement Agreements”); (ii) up to 18,180,379 shares of common stock (the “Earnout Shares”) that may be issued from time to time as merger consideration upon the achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement; (iii) up to 46,390,149 shares of common stock (the “Convertible Notes Shares”) that are issuable upon the conversion of the $175,000,000 aggregate principal amount of convertible senior secured notes (the “Convertible Notes”) issued at the time of the consummation of the Business Combination pursuant to the Convertible Notes Subscription Agreement, representing the maximum number of shares into which the Convertible Notes (including the maximum principal amount of Convertible Notes issuable in respect of paid-in-kind interest payments on the Convertible Notes that can or will be issued through the maturity date of the Convertible Notes) may be converted at the minimum conversion price of $6.00 per share; (iv) up to 4,616,667 shares of common stock that may be issued upon the exercise of the Private Placement Warrants; and (v) up to 7,000,000 shares of common stock that may be issued upon the exercise of the Convertible Notes Warrants; and (c) the resale by certain of the Selling Securityholders of up to 11,616,667 outstanding Warrants (collectively, the “Secondary Warrants” and, collectively with the Warrant Shares and the Secondary Shares, the “Securities”), comprising (i) the 4,616,667 Private Placement Warrants and (ii) the 7,000,000 Convertible Notes Warrants.

In connection with rendering the opinions set forth below, we have examined and relied upon the (i) Registration Statement; (ii) the Prospectus; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated through the date hereof; (iv) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (v) the Merger Agreement; (vi) the Warrant Agreements; (vii) the Convertible Notes Subscription Agreement; (viii) the Convertible Notes and the indenture governing the Convertible Notes (as supplemented through the date hereof, the “Convertible Notes Indenture”); (ix) the Founder Shares Subscription Agreement; (x) the Representative Shares Subscription Agreement; (xi) the iHeart Agreement; (xii) the 2022 Bridge Notes; (xiii) the 2022 Bridge Note Settlement Agreements; and (xiv) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinions set forth below.

Getaround, Inc.

May 31, 2024

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed; (v) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the valid and legally binding effect thereof on such parties; (vi) the sufficiency of any consideration for the obligations of each of the parties under the documents referred to herein to which it is a party; (vii) there are no modifications, amendments or supplements to any of the documents referred to herein other than as referenced herein; (viii) there is no change after the date hereof to any of the facts and laws governing performance by the respective parties of their respective obligations under the documents referred to herein that would affect any of the foregoing opinions; and (ix) the Registration Statement has become effective under the Securities Act. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

With respect to the Warrants and the Warrant Shares, and the Convertible Notes and the Convertible Notes Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of common stock, future issuances of securities of the Company, including the Warrant Shares and the Convertible Notes Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants and the Convertible Notes, may cause the Warrants to be exercisable for, or the Convertible Notes to be convertible into, more shares of common stock than the number that then remain authorized but unissued. Further, we have assumed the Warrant Price (as defined in the Warrants) and the Conversion Price (as defined in the Convertible Notes Indenture) will not be adjusted to an amount below the par value per share of the shares of common stock.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.

The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the applicable Warrant Agreement and the applicable Warrant, will be validly issued, fully paid and nonassessable.

3.	The Earnout Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

Getaround, Inc.

May 31, 2024

4.

The Convertible Notes Shares have been duly authorized and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes Indenture and the Convertible Notes, will be validly issued, fully paid and nonassessable.

5.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions herein are limited to the General Corporation Law of the State of Delaware and, solely with respect to our opinion set forth in paragraph 5 above, the law of the State of New York.

Our opinion set forth in paragraph 5 above is subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy; (c) the unenforceability under certain circumstances of provisions imposing liquidated damages, penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; (d) applicable laws limiting unreasonable restraints on the alienation of property; and (e) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. Further, insofar as our opinion that the Secondary Warrants are valid, binding and enforceable pertains to the agreement by the parties to the Warrant Agreement that the law of the State of New York shall be the governing law of such documents, our opinion is based solely on Section 5-1401 of the New York General Obligations Law. We further express no opinion as to choice of forum, except with respect to the choice of New York State courts as a non-exclusive forum, which opinion is based solely on Section 5-1402 of the New York General Obligations Law. We express no opinion as to (i) the validity of such statutes under the Constitution of the United States of America, particularly in circumstances where the documents bear no reasonable relation to the State of New York, (ii) whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in any of the documents, and (iii) whether a federal court of the United States of America would have jurisdiction over any action brought against the Company by any party not a United States natural or juridical person or an entity formed under the laws of any State of the United States.

We also express no opinion as to:

(a) the validity or enforceability under certain circumstances of any provisions which waive statutory rights to receive notice or to be allowed to cure, reinstate or redeem in the event of default;

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May 31, 2024

(b) the enforceability of any provision that purports to indemnify a party for losses, costs, expenses, liabilities or similar matters resulting from such party’s own negligence; and

(c) the enforceability of any provision of the documents referred to herein (i) pursuant to which any party (A) waives, directly or indirectly, rights to trial by jury or access to the courts, (B) waives or limits any rights, claims or causes of action it may have against any party or any right to offset the same against the indebtedness evidenced by the documents referred to herein, (C) waives any equitable right (including, without limitation, waiver, estoppel, laches, etc.) or (D) waives any other law, right or benefit, except to the extent the validity of such waiver has been specifically and independently established by statute, or (ii) which provides that the documents referred to herein are enforceable in accordance with their terms.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP